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FOR IMMEDIATE RELEASE

CME Group Promotes John Pietrowicz to Chief Financial Officer; Announces Retirement of Jamie Parisi

CHICAGO, August 27, 2014 – CME Group, the world’s leading and most diverse derivatives marketplace, today announced that it has promoted John Pietrowicz to Senior Managing Director and Chief Financial Officer as James E. Parisi, who has held that role since 2004, will retire from the company on December 31. Pietrowicz, 50, who has been with the company since 2003 and has been serving most recently as Senior Managing Director, Corporate Development & Finance and Deputy CFO, will move into the CFO role effective upon Parisi’s resignation. He will report to CME Group Chief Executive Officer Phupinder Gill. Parisi, 49, will remain with the organization in his current role through yearend to ensure a smooth transition.

“Jamie has been a strong leader both within our company as well as externally with the investor community,” said CME Group Executive Chairman and President Terry Duffy. “He played a key role in guiding our organization through significant change including two major acquisitions. We are very fortunate to have a deep bench and a strong successor at the ready. Long-tenured CME veteran John Pietrowicz has led the organization’s business development and corporate finance functions for the past several years. He has both the experience and the knowledge necessary to seamlessly and successfully assume the role of CFO.”

“We are extremely pleased to promote John Pietrowicz whose extensive company, industry and financial experience will allow him to fill this critical role as an immediate contributor,” said Gill. “With John’s leadership, we will remain focused on delivering value to our clients and shareholders globally. We wish Jamie well in his retirement and appreciate his legacy of achievement in helping us to grow CME Group into the global financial company it has become today.”

“My decision to leave CME Group after 26 years, including the past 10 years as CFO, is bittersweet,” said Parisi. “I am very privileged to have built my career at such a dynamic company with the strongest, most capable and talented colleagues in the industry. The commitments of Terry and Gill and our entire management team to work on behalf of our clients and shareholders are second to none. It has been my pleasure and honor to be part of this team, and I am thrilled that John will be assuming the CFO role. As a shareholder, I remain enthusiastic about CME Group’s future, and I wish my colleagues great continued success.”

About John Pietrowicz

Pietrowicz has held roles of increasing responsibility since joining CME Group in 2003. Prior to that, he served as Chief Financial Officer for The Merchants’ Exchange, an electronic commodities exchange based in Chicago, and held financial leadership positions for Ameritech and its SecurityLink subsidiary. He earned a bachelor’s degree in accounting from the University of Notre Dame and an MBA in finance from Loyola University. He is a Certified Public Accountant.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate.  CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago.  CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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